SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into as of this 20th day of September, 2013 by and between OptimizeRx Corporation, a Nevada corporation (the “Company”) and Shadron Stastney (“Stastney”).

WHEREAS, on or about in January 14, 2013, the Company entered into an employment agreement with Stastney, which was amended on or about August 14, 2013 (collectively, the “Employment Agreement”).

WHEREAS, as a result of the Employment Agreement, the Company and Stastney agreed to enter into an “Option Agreement,” whereby Mr. Stastney would acquire two million (2,000,000) shares of the Company’s common stock at an exercise price per share of $1.00, with a term of 5 years. The option would immediately vest, but shall not be exercisable until the later of (i) January 1, 2014, and (ii) the date on which Vicis Capital Master Fund’s stake has been fully redeemed. All of these agreements collectively, including the Employment Agreement and any other agreements, arrangements or understandings that may exist between the Company and Stastney prior to the date of this Agreement, are herein referred to as the “Stastney Agreements.”

WHEREAS, the Company and Stastney without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims, demands and causes of action Stastney has or could assert against Company, whether arising out of the Stastney Agreements and/or the termination of the Employment Agreement or any of the Stastney Agreements, including, without limitation, the right to any notice of termination or payment in lieu, or any condition or benefit of employment or otherwise. This Agreement is not and shall not be construed as an admission by the Company of any liability, an admission against Company’s interests, or any violation of Company’s policies or procedures.

NOW, THEREFORE, in exchange for consideration, the adequacy of which is hereby acknowledged, the Company and Stastney agree as follows:

1.	Separation. Effective as of the date of this Agreement (the “Termination Date”), the Stastney Agreements are hereby terminated in their entirety and shall be of no further force or effect. As a result, effective as of the Termination Date, Stastney’ employment is terminated as (a) Chairman, Chief Executive Officer and Director, and (b) all other officer, director, committee member and employee positions with the Company and its subsidiaries. Except as provided in Section 6 below, Stastney shall not be required to report for service after the Termination Date, and he shall vacate the Company’s premises and return Company property by such date. For further clarity and without limiting the foregoing, Stastney shall not be entitled to any remuneration as set forth in the Stastney Agreements.

2.	Payments. The Company and Stastney hereby agree that the Company shall, in exchange for the release contained herein, issue to Stastney five hundred thousand (500,000) shares of the Company’s common stock (the “Shares”). The Company agrees to issue half of the Shares within five (5) business days of the Termination Date and the remaining half of the Shares no later than January 1, 2014. The Company agrees to, within sixty (60) days of January 1, 2014 and, if permitted under the securities laws, file a Form S-8 registration statement with the Securities and Exchange Commission to register the Shares for resale.

In addition, for the release contained herein, the Company will pay to Stastney one hundred and twenty six thousand seven hundred and sixty two dollars ($126,762) within fourteen (14) business days of the Termination Date. The Company shall also reimburse Stastney for any reasonable unpaid out of pocket expenses within fourteen (14) business days of the Termination Date.

3.	Release. Except for the obligations set forth in this Agreement, each party hereby releases, remises, acquits and forever discharges any other party to this Agreement and their related or controlled entities, and all of their directors, officers, members, managers, partners, employees, servants, attorneys, assigns, heirs, successors, agents and representatives, past and present, and the respective successors, executors, administrators and any legal and personal representatives of each of the foregoing, and each of them, from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, and by whomever asserted, whether at this time known or suspected, or unknown or unsuspected, anticipated or unanticipated, direct or indirect, fixed or contingent, or which may presently exist or which may hereafter arise or become known, in law or in equity, in the nature of an administrative proceeding or otherwise, for or by reason of any event, transaction, matter or cause whatsoever, with respect to, in connection with or arising out of Stastney’s employment with the Company or otherwise from the beginning of time to the date of this Agreement, including, without limitation, any claims arising from or relating to the Stastney Agreements, any stock option, accrued or deferred compensation, supplemental agreements, or Stastney’ employment or termination from employment with the Company, including a release of any rights or claims under any statute or common law relating to employment, wages, hours, or any other terms and conditions of employment as well as any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Stastney’ employment or termination from employment with the Company, including any claim under any written or oral understandings relating to employment.

It is understood by the parties that the facts with respect to which the foregoing release is given may hereafter turn out to be other than or different from the facts now known to a party or the parties or believed by a party or the parties to be true, and each party therefore expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

4.	Non-Disparagement. Stastney agrees not to make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation, business, prospects or operations of the Company, its affiliates, officers, directors, stockholders or employees or any persons related to the foregoing and the Company agrees that it will not, and will use all reasonable efforts to cause its affiliates, officers directors, stockholders and employees not to make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation of Stastney.

5.	Confidentiality. Stastney agrees that he will keep confidential all information and trade secrets of the Company and any of its subsidiaries or affiliates and will not disclose such information to any person without prior approval of the Board of Directors of the Company or use such information for any purpose. It is understood that for purposes of this Agreement the term “confidential information” is to be construed broadly to include all material nonpublic or proprietary information. Stastney shall promptly return any documents, records, data, books or materials of the Company or its subsidiaries or affiliates in his or its possession or control and any of his or its work papers containing confidential information or trade secrets of the Company or its subsidiaries or affiliates.

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6.	Limited Engagement. Effective upon the Termination Date, the Company hereby engages Stastney in the limited role as consultant to assist the Company on financing, strategic and legal initiatives and to help the transition with several ongoing projects. Stastney agrees to provide the time and effort necessary to accomplish these tasks as directed by the Company. The term of this engagement shall conclude no later than September 20, 2014 (the “Term”). The sole consideration for this engagement shall be the shares of stock to be issued by the Company to Stastney as provided for in Section 2 above. However, the Company will reimburse Stastney for any reasonable out of pocket expenses incurred in the consultancy and the Company may provide a year-end bonus or other bonus to Mr. Stastney, if at all, as determined by the Board of Directors in its sole discretion. Stastney shall be bound by the terms of this Agreement during the duration of the limited engagement and upon conclusion thereof, including but not limited to Sections 4 and 5 above. During the Term, Stastney shall be deemed for all purposes an independent contractor and not an employee, agent, joint venturer or partner of the Company or its subsidiaries. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Stastney or any of its subsidiaries, principals, employees, representatives or agents. The Company is not obligated to and will not extend health insurance, life insurance, disability, other employee benefits or other perquisites customarily provided to its own employees. Stastney shall not at any time act or hold himself out to the public or the trade as an agent or employee of the Company.

For tax purposes, Stastney shall, as the Company deems necessary, receive a Form 1099 or other appropriate tax-related documents for his services as a consultant, and Stastney shall be responsible for his own taxes associated with his performance of the services and receipt of stock pursuant to this Agreement.

7.	Specific Performance; Injunctive Relief. The parties acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stastney set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to seek enforcement of such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

8.	Cooperation; Reimbursement. Stastney shall, at the request of the Company, reasonably assist and cooperate with the Company in the defense and/or investigation of any third party claim or any investigation or proceeding, whether actual or threatened, including, without limitation, participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body. The Company shall reimburse Stastney for all reasonable expenses incurred by him in connection with such assistance including, without limitation, travel expenses.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws.

10.	Complete Agreement. This Agreement represents the complete agreement among the parties concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including the Stastney Agreements. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.	Voluntary Agreement. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Stastney acknowledges that the Stastney has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement.

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12.	Successors and Assigns. The Company will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all, or substantially all, of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession or assignment had not taken place. This Agreement shall inure to the benefit of and be binding on Stastney’ personal and legal representatives, executors, administrators, successors, heirs, distribute devisees and legatees.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

OPTIMIZERX CORPORATION By: /s/ David Lester Name: David Lester Title: Chief Operating Officer
/s/ Shadron Stastney Shadron Stastney

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